EXHIBIT 99.1

For immediate release
Contact:  Jeff Jarvis                         Jerry Daly or Carol McCune (Media)
          ResortQuest International           Daly Gray Public Relations
          (901) 762-0600                      (609) 383-1414

                  RESORTQUEST INTERNATIONAL ADOPTS RIGHTS PLAN

         MEMPHIS, Tenn., March 5, 1999--ResortQuest  International,  Inc. (NYSE:
RZT), the first brand name and online booking service (RESORTQUEST.COM) in vacation rentals, resort property management and real estate sales, today announced that its Board of Directors has adopted a Rights Plan designed to protect company stockholders in the event of takeover action that would deny them the full value of their investment.

         Terms of the plan provide for a dividend distribution of one right for each share of ResortQuest International common stock to holders of record at the close of business on March 15, 1999. The rights will become exercisable only in the event that, with certain exceptions, an acquiring party accumulates 15 percent or more of ResortQuest International's voting stock, or if a party announces an offer to acquire 15 percent or more of ResortQuest International's voting stock. The rights will expire on March 15, 2009.

         Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $87. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either ResortQuest International stock or shares in an "acquiring entity" at half of the prevailing market value.

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ResortQuest Adopts Rights Plan
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         At any  time  before  a 15  percent  position  in its  voting  stock is acquired by any person or group, the rights are redeemable at $0.01 per right at the option of the board. Additional details of the new Rights Plan will be outlined in a letter to be mailed to stockholders.

         "We are unaware of any hostile effort to acquire control of the company," said David Sullivan, chairman and chief executive officer. "Our board believes the Rights Plan is a prudent and reasonable means of safeguarding the company's stockholder interests because it is designed to protect them against unfair takeover tactics that could prevent stockholders from realizing full value on their investment in ResortQuest International." Sullivan noted that the plan is similar to ones adopted by a number of other companies that recently received favorable rulings by courts in various jurisdictions.

         The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share, and is not taxable to shareholders.

         ResortQuest provides the first one-stop resource for vacation home and condominium rentals in premier resort destinations in North America. ResortQuest also is the first branded vacation rental, property management and real estate sales company to offer online booking through RESORTQUEST.COM. ResortQuest's current locations include Gulf Shores, Ala.; Scottsdale, Ariz.; Palm Desert, Calif.; Aspen, Breckenridge, Dillon and Telluride, Colo.; Bethany Beach, Del.; Captiva Island, Destin, Ft. Walton Beach and Sanibel Island, Fla.; St. Simons Island, Ga.; Hawaii, Maui, Oahu, and Kauai, Hawaii; Nantucket, Mass.; Big Sky, Mont.; the Outer Banks of

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ResortQuest Adopts Rights Plan
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North Carolina;  Sunriver,  Ore.; Hilton Head Island, S.C.; Park City, Utah; and
Whistler, British Columbia.

         ResortQuest maintains corporate offices in Memphis, Tenn. The company will hold its annual meeting of stockholders on May 13, 1999 in Memphis.

         The matters in this press release include "forward looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are qualified by cautionary statements contained herein and in ResortQuest International's filings with the Securities and Exchange Commission.

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